As filed with the Securities and Exchange Commission on March 26, 2012
                                                             File No. 333-______
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             AVWORKS AVIATION CORP.
             (Exact name of registrant as specified in its charter)

        Nevada                                             98-0427526
(State of Incorporation)                    (I.R.S. Employer Identification No.)

               4700 Hiatus Road, Suite 252, Sunrise, Florida 33351 (Address of Principal Executive Offices) (Zip Code)

         AvWorks Aviation Corp. (formerly known as Datamil Media Corp.)
                2011 Employee and Consultant Stock Incentive Plan
                            (Full title of the plan)

                                  Joel A. Young
                      President and Chief Executive Officer
                           4700 Hiatus Road, Suite 252
                             Sunrise, Florida 33351
                     (Name and address of agent for service)

                                 (954) 749-0484
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                             Clifford J. Hunt, Esq.
                      Law Offices of Clifford J. Hunt, P.A.
                             8200 Seminole Boulevard
                             Seminole, Florida 33772
                            (727) 471-0444 telephone
                            (727) 471-0447 facsimile
                            Email: cjh@huntlawgrp.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]                       Accelerated filer [ ]
Non-accelerated filer [ ]                         Smaller reporting company [X]
(Do not check if a smaller reporting company)

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                        Proposed maximum     Proposed maximum
Title of each class of              Amount to be         offering price          aggregate           Amount of
securities to be registered          registered           per share (1)       offering price      registration fee
------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value    12,000,000 Shares (1)     $ .015              $180,000.00           $20.63
------------------------------------------------------------------------------------------------------------------
Total                             12,000,000 Shares         $ .015              $180,000.00           $20.63
==================================================================================================================

(1) Pursuant to Rule 457 (c) of the Securities Act of 1933, as amended, the registration fee is calculated on the basis of the average of the closing bid and ask prices for the Common Stock as quoted on the OTC Bulletin Board at the close of trading on March 21, 2012.
================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be provided to employees as specified under Rule 428 of the Securities Act of 1933, as amended ("Securities Act"). Such documents need not be filed with the Securities and Exchange Commission ("Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 1. PLAN INFORMATION.

     Not applicable.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     Not applicable.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by AvWorks Aviation Corp. (formerly known as Datamill Media Corp.) ("Company") with the Commission under the Securities Exchange Act of 1934, as amended ("Exchange Act") are hereby incorporated by reference in this Registration Statement:

     * The Registrant's Current Report on Form 8-K/A filed with the Commission on October 4, 2011, which contains Exhibit 3.1.1 setting forth a description of the Registrant's Common Stock, the class of securities contained in this Registration Statement and the audited financial statements for the years ended December 31, 2010 and 2009.

     * The Quarterly Report for the period ended March 31, 2011, and filed with the Commission on May 16, 2011.

     * The Quarterly Report for the period ended June 30, 2011, and filed with the Commission on August 11, 2011.

     * Amendment No. 1 to the Quarterly Report for the period ended June 30, 2011, such amendment having been filed with the Commission on September 1, 2011.

     * The Quarterly Report for the period ended September 30, 2011, and filed with the Commission on November 14, 2011.

     * Amendment No. 1 to the Quarterly Report for the period ended September 30, 2011, such amendment having been filed with the Commission on November 17, 2011.

     * Amendment No. 2 to the Quarterly Report for the period ended September 30, 2011, such amendment having been filed with the Commission on December 16, 2011.

     * Current Reports on Form 8-K filed with the Commission on June 23, 2011, September 2, 2011, November 25, 2011, November 30, 2011, and December 19, 2011.

     * Amendments to Current Reports on Form 8-K filed with the Commission on August 12, 2011, October 4, 2011, November 25, 2011, November 29, 2011, December 21, 2011, and January 25, 2012.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he or she is to be indemnified, we must indemnify him or her against expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding and if the officer or director is judged liable only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada. entitle any present and future director or executive officer to be indemnified and held harmless from any action, suite or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation, to the fullest extent legally permissible under the laws of the State of Nevada.

     It is the position of the Securities and Exchange Commission ("Commission") that indemnification against liabilities for violations under the federal securities laws, rules and regulations is against public policy. See paragraph
(c) of Item 9 below.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8. EXHIBITS.

     4.1 AvWorks Aviation Corp. (formerly known as Datamill Media Corp.) 2011 Employee and Consultant Stock Incentive Plan

     5.1  Opinion of Clifford J. Hunt, Esq.

     23.1 Consent of Harris F. Rattray, CPA

     23.2 Consent of Clifford J. Hunt, Esq. (included in Exhibit 5.1).

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a) (3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

     PROVIDED, HOWEVER, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunrise, State of Florida on the date written below.

AvWorks Aviation Corp.


By: /s/ Joel A. Young
   ----------------------------------------
   Joel A. Young
   President and Chief Executive Officer

Date: March 26, 2012

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                            Title                     Date
       ---------                            -----                     ----


/s/ Joel A. Young                   President                     March 26, 2012
-------------------------------     Chief Executive Officer
Joel A. Young                       (Principal Executive Officer)
                                    Chief Financial Officer
                                    (Principal Financial and
                                    Accounting Officer)
                                    Director